amended and restated ADMINISTRATION AGREEMENT

THIS AMENDED AND RESTATED ADMINISTRATION AGREEMENT (this “Agreement”) is made as of the 11th day of September 2012, (“Effective Date”) by and among each Fund set forth on Schedule I of this Agreement, severally and not jointly, (each a “Fund”) SEI Global Services, Inc. (“SEI Global”) and SEI Investments Global Funds Services (“SEI GFS” referred to collectively with SEI Global as the “Administrator”), each such Administrator a party to this Agreement solely with respect to the Fund(s) it serves as administrator to hereunder, as set forth on Schedule I.

WHEREAS, the parties acknowledge and agree that this Agreement is deemed to constitute a separate agreement between the applicable Administrator entity and each Fund as if each such Fund had executed a separate Agreement naming only itself as signatory thereto.  Each such deemed separate Agreement is in this format for the sole purpose of documentary simplification.  The parties further agree and acknowledge that the assets of one Fund will not be available to satisfy the obligations of another Fund.

WHEREAS, each Fund has appointed, as indicated on Schedule I, Campbell & Company, Inc., a Maryland corporation, or Campbell & Company Investment Adviser LLC, a Delaware limited liability company, as its investment manager (hereinafter referred to as the “Investment Manager”).

WHEREAS, the Administrator and each Fund entered into an Administration Agreement (the “Original Agreement”), pursuant to which, among other things, the Administrator agreed to provide certain administrative services with respect to each Fund.

WHEREAS, the parties hereto desire to amend and restate the Original Agreement on the terms and subject to the conditions hereinafter contained.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and intending to be legally bound, each Fund and the Administrator hereby agree as follows:

SECTION 1	DEFINITIONS

1.01	“Actions” shall have the meaning given to such term in Section 3.01.02 of this Agreement.

1.02	“Administrator” shall have the meaning given to such term in the preamble of this Agreement.

1.03	“Agreement” shall have the meaning given to such term in the preamble of this Agreement.

1.04	“Authorized Person” shall include, as applicable, any managing member, general partner, director or other Person having similar status or performing similar functions, as the case may be, acting on behalf of a Fund.

1.05	“Board” means any board of directors, board of trustees, board of managers, managing members, general partners or other Persons having similar responsibilities to any of the foregoing.

1.06	“Breach Notice” shall have the meaning given to such term in Section 9.02.01 of this Agreement.

1.07	“Confidential Information” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.08	“Conversion” means the processes and activities required to transfer the books and records of each Fund from the Fund or such Fund’s prior administrator, import each Fund’s data and files into the Administrator’s system and such other processes and activities identified as the responsibility of the Administrator in accordance with the Conversion Plan.

1.09	“Conversion Plan” shall have the meaning given to such term in Section 2.05 of this Agreement.

1.10	“Disclosing Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.11	“Fund” or “Funds” shall have the meaning given to such terms in the preamble of this Agreement.

1.12	“Fund Data” shall have the meaning given to such term in Section 2.04 of this Agreement.

1.13	“Initial Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.14	“Interested Party” or “Interested Parties” means the Administrator, its subsidiaries and its affiliates and each of their respective officers, directors, employees, agents, delegates and associates.

1.15	“Interests” means any partnership interest in, membership interest in, shares of stock of or other equity interest in, as the case may be, a Fund.

1.16	“Investment Manager” shall have the meaning given to such term in the preamble of this Agreement.

1.17	“Investments” shall mean such cash, securities and all other assets and property of whatsoever nature now owned or subsequently acquired by or for the account of a Fund.

1.18	“Live Date” means the date on which a Fund is launched or transferred from a prior administrator and the Administrator begins calculating such Fund’s official net asset values (“NAV”).

1.19	“Liquidation” shall have the meaning given to such term in Section 9.02.02 of this Agreement.

1.20	“Offering Memorandum” means any prospectus, private placement memorandum, notice, circular, proxy or other client/investor communication issued by a Fund from time to time, as appropriate, including all amendments or supplements thereto.

1.21	“Organizational Documents” means, as applicable, the articles of incorporation, certificate of formation, memorandum of association, partnership agreement, bylaws or other similar documentation setting forth the respective rights and obligations of directors, managers and Interest holders in a Fund.

1.22	“Person” shall mean any natural person, partnership, estate, association, custodian, nominee, limited liability company, corporation, trust or other legal entity.

1.23	“Pricing Sources” shall have the meaning given to such term in Section 6 of this Agreement.

1.24	“Proprietary Information” shall have the meaning given to such term in Section 12.01 of this Agreement.

1.25	“Reasonable Steps” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.26	“Receiving Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.27	“Renewal Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.28	“Services” shall have the meaning given to such term in Section 2.01 of this Agreement.

1.29	“Valuation Information” shall have the meaning given to such term in Section 6 of this Agreement.

1.30	“Web Access” shall have the meaning given to such term in Section 12.01 of this Agreement.

SECTION 2	APPOINTMENT AND CONTROL

2.01	Services. Each Fund hereby appoints the Administrator to be, and the Administrator agrees to act as, the administrative agent of such Fund for the term and subject to the provisions hereof. The Administrator shall perform (and may delegate or sub-contract, as provided below) the services set forth in this Agreement, including the services set forth in Schedule II of this Agreement and those agreed to in writing and signed by the parties from time to time (collectively, the “Services”).

2.02	Authority. Each of the activities engaged in under the provisions of this Agreement by the Administrator on behalf of any Fund shall be subject to the overall direction and control of such Fund or any Authorized Person; provided, however, that the Administrator shall have the general authority to do all acts deemed in the Administrator’s good faith belief to be necessary and proper to perform its obligations under this Agreement. In performing its duties hereunder, the Administrator shall observe and generally comply with the applicable Offering Memorandum, all applicable resolutions and/or directives of any Authorized Person of which it has notice, and applicable laws which may from time to time apply to the Services rendered by the Administrator. In the event that a Fund desires to amend its Organizational Documents in any manner that can reasonably be expected to have a material impact on the Administrator’s performance of the Services hereunder, such Fund shall notify the Administrator in advance of such amendment and the parties will work together in good faith to minimize the impact of such change on the Administrator’s operations and, if appropriate come to an agreement whether to compensate the Administrator in connection therewith. The Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of any Fund and (ii) shall not provide any investment advisory services to any Fund, and shall have no liability related to the foregoing.

2.03	Third Parties; Affiliates. The Administrator may delegate to, or sub-contract with, third parties or affiliates administrative or other functions it deems necessary to perform its obligations under this Agreement; provided, however, all fees and expenses incurred in any delegation or sub-contract shall be paid by the Administrator and the Administrator shall remain responsible to each Fund for the acts and omissions of such other entities as if such acts or omissions were the acts or omissions of the Administrator. Each Fund acknowledges that during the term of this Agreement, the services to be performed by the Administrator may be completed by one or more of the Administrator’s affiliates or third parties located in or outside of the United States of America.

2.04	Fund Data. Each Fund shall be solely responsible for the accuracy, completeness, and timeliness of all data and other information provided to the Administrator by or on behalf of such Fund pursuant to this Agreement (including, without limitation, (i) prices, (ii) sufficient transaction supporting documentation, (iii) detailed accounting methodologies with respect to such Fund’s Investments, (iv) the terms of any agreement between a Fund or its sponsor and an investor regarding any special fee or specific fee arrangement or access to portfolio information that may impact or affect the Services, (v) trade and settlement information from prime brokers and custodians, and (vi) the terms of any side letter or side pocket arrangements that may impact or affect the Services) (collectively, “Fund Data”). All Fund Data shall be provided to the Administrator on a timely basis and in a format and medium reasonably requested by the Administrator from time to time. Each Fund shall have an ongoing obligation to promptly update all Fund Data so that such information remains current, complete and accurate. All Fund Data shall be prepared and maintained, by or on behalf of each Fund, in accordance with applicable law, the Offering Memorandum and generally acceptable accounting principles. The Administrator shall be entitled to rely on all Fund Data and shall have no liability for any loss, damage or expense incurred by any Fund or any other Person to the extent that such loss, damage or expense arises out of or is related to Fund Data that is not timely, current, complete and accurate.

2.05	Conversion Plan. Promptly following the Effective Date, the Administrator shall prepare a project plan (“Conversion Plan”) that sets forth the respective roles and responsibilities of each of the parties in connection with the Conversion or other implementation of each Fund onto the Administrator’s system.

SECTION 3	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE FUNDS

3.01	Each Fund represents and warrants that:

3.01.01.	it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

3.01.02.	it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

3.01.03.	no existing Interest holder is a designated national and/or blocked person as identified on the Office of Foreign Assets Control’s list maintained by the U.S. Department of Treasury (found at http://www.treas.gov.ofac) or any other relevant regulatory or law enforcement agencies, as applicable to such Fund.

3.01.04.	it is not in default under any contractual or statutory obligations whatsoever (including the payment of any tax) which, individually or in the aggregate, could materially and adversely affect its business or financial condition;

3.01.05.	it has obtained all consents and given all notices (regulatory or otherwise), made all required regulatory filings and is in compliance with all applicable laws and regulations;

3.01.06.	it has a valid engagement with an independent auditor, custodian and prime broker and will provide additional information regarding such service providers, including information regarding the terms of its agreement with such service providers, upon request;

3.01.07.	it has notified the Administrator of any and all separate agreements between a Fund and any third party that could have an impact on the Administrator’s performance of its obligations pursuant to this Agreement; and

3.01.08.	it has disclosed the terms of any agreement between a Fund or its sponsor and an investor regarding any special fee or specific fee arrangement or access to portfolio information that may impact or affect the Services.

3.02	Each Fund covenants and agrees that:

3.02.01.	it will furnish the Administrator from time to time with copies, authenticated or certified, of its Organizational Documents, a current version of the applicable Offering Memorandum and with any other information or documents, including Fund Data, that the Administrator may reasonably request;

3.02.02.	it shall timely perform all obligations identified in this Agreement as obligations of such Fund, including, without limitation, providing the Administrator with all Fund Data and Organizational Documents reasonably requested by the Administrator;

3.02.03.	it will notify the Administrator as soon as reasonably practical in advance of any matter which could materially affect the Administrator’s performance of its duties and obligations under this Agreement, including any amendment to the documents referenced in Section 3.02.01 above;

3.02.04.	it will promptly notify the Administrator in the event that a Fund’s investment strategy materially changes from the strategy adopted by such Fund as of the Effective Date;

3.02.05.	any reference to the Administrator or this Agreement in an Offering Memorandum shall be limited solely to the description provided by the Administrator in writing from time to time or such other description as the parties shall mutually agree in advance and in writing;

3.02.06.	except as otherwise provided by applicable law, it shall be solely responsible for its compliance with applicable investment policies, the Offering Memorandum, and any laws and regulations governing the manner in which its assets may be invested, and shall be solely responsible for any losses attributable to non-compliance with the Offering Memorandum, any applicable policies, laws and regulations governing such Fund, its activities or the duties, actions or omissions of the Investment Manager; and

3.02.07.	it will promptly notify the Administrator in the event of any changes to the representations and warranties made hereunder.

SECTION 4	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

4.01	The Administrator represents and warrants that:

4.01.01.	it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

4.01.02.	it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets.

4.01.03.	it is not in default under any statutory obligations whatsoever (including the payment of any tax) which materially and adversely affects, or is likely to materially and adversely affect, its business or financial condition.

4.01.04.	it holds all administrative licenses (if any) required to perform the services under this Agreement ..

SECTION 5	LIMITATION OF LIABILITY AND INDEMNIFICATION

5.01	THE DUTIES OF THE ADMINISTRATOR SHALL BE CONFINED TO THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND NO IMPLIED DUTIES ARE ASSUMED BY OR MAY BE ASSERTED AGAINST THE ADMINISTRATOR. EXCEPT TO THE EXTENT ARISING OUT OF THE ADMINISTRATOR’S FRAUD OR CRIMINAL MISCONDUCT WHEN PROVIDING THE SERVICES, THE ADMINISTRATOR’S AGGREGATE LIABILITY TO THE FUNDS WILL BE LIMITED TO MONETARY DAMAGES MUTUALLY AGREED UPON FROM TIME TO TIME IN A SEPARATE WRITING EXECUTED BY THE PARTIES. For the avoidance of doubt, the Administrator shall not be responsible for any breach in the performance of its obligations under this Agreement due to (i) the failure or delay of any Fund, underlying fund or either of their respective agents to perform its obligations under this Agreement or (ii) the Administrator’s reliance on Fund Data. Each party shall have the duty to mitigate its damages for which another party may become responsible. As used in this Section 5, the term “Administrator” shall include the officers, directors, employees, affiliates and agents of the Administrator as well as that entity itself.

5.02	NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE ADMINISTRATOR BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, OR OTHER NON-DIRECT DAMAGES OF ANY KIND WHETHER SUCH LIABILITY IS PREDICATED ON CONTRACT, STRICT LIABILITY, OR ANY OTHER THEORY AND REGARDLESS OF WHETHER THE FUNDS ARE ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES. FOR THE AVOIDANCE OF DOUBT, THE ADMINISTRATOR SHALL NOT BE LIABLE FOR ANY LOSS SUFFERED BY A THIRD PARTY (INCLUDING WITHOUT LIMITATION, INVESTORS IN A FUND) FOR ANY DAMAGES, EVEN IF THE SAME ARE FORESEEABLE.

5.03	The Administrator may, from time to time, provide to the Funds services and products (“Special Third Party Services”) from external third party sources that are Pricing Sources or other similar service providers (“Special Third Party Vendors”). Each Fund acknowledges and agrees that the Special Third Party Services are confidential and proprietary trade secrets of the Special Third Party Vendors. Accordingly, each Fund shall honor requests by the Administrator and the Special Third Party Vendors to protect their proprietary rights in their data, information and property including requests that a Fund place copyright notices or other proprietary legends on printed matter, print outs, tapes, disks, film or any other medium of dissemination. Each Fund further acknowledges and agrees that all Special Third Party Services are provided on an “AS IS WITH ALL FAULTS” basis solely for such Fund’s internal use, and as an aid in connection with the receipt of the Services. Each Fund may use Special Third Party Services as normally required on view-only screens and hard copy statements, reports and other documents necessary to support such Fund’s investors, however no Fund shall distribute any Special Third Party Services to other third parties. THE SPECIAL THIRD PARTY VENDORS AND THE ADMINISTRATOR MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, OR ANY OTHER MATTER WITH RESPECT TO ANY OF THE SPECIAL THIRD PARTY SERVICES. NEITHER THE ADMINISTRATOR NOR THE SPECIAL THIRD PARTY VENDORS SHALL BE LIABLE FOR ANY DAMAGES SUFFERED BY A FUND IN THE USE OF ANY OF THE SPECIAL THIRD PARTY SERVICES, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR ANY INCIDENTAL OR SIMILAR DAMAGES AS SET FORTH IN SECTION 5.02.

5.04	The Administrator may apply to any Fund, the Investment Manager or any Authorized Person acting on a Fund’s behalf at any time for instructions and may consult counsel for any Fund or the Investment Manager or with accountants, counsel and other experts with respect to any matter arising in connection with the Administrator’s duties hereunder, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the advice of counsel, accountants or other experts. Also, the Administrator shall not be liable for actions taken pursuant to any document which it reasonably believes to be genuine and to have been signed by an Authorized Person. The Administrator shall not be held to have notice of any change of authority of any officer, employee or agent of a Fund until receipt of written notice thereof. To the extent that the Administrator consults with Fund counsel pursuant to this provision, any such expense shall be borne by the applicable Fund, provided that such Fund has been notified in advance of such consultation and has agreed.

5.05	The Administrator shall have no liability for its reliance on Fund Data or the performance or omissions of unaffiliated third parties such as, by way of example and not limitation, transfer agents, sub-transfer agents, custodians, prime brokers, placement agents, third party marketers, asset data service providers, investment advisers (including, without limitation, the Investment Manager) or sub-advisers, current or former third party service providers, Pricing Sources, software providers, printers, postal or delivery services, prior administrators, telecommunications providers and processing and settlement services. The Administrator may rely on and shall have no duty to investigate or confirm the accuracy or adequacy of any information provided by any of the foregoing third parties.

5.06	Except as otherwise required under applicable law, the Administrator shall have no obligations with respect to any laws relating to the purchase or sale of Interests in a Fund. Further, each Fund assumes full responsibility for the preparation, contents and distribution of its Offering Memorandum and its compliance with any applicable laws, rules, and regulations.

5.07	Each Fund shall indemnify, defend and hold harmless the Administrator from and against and the Administrator shall have no liability in connection with any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of: (i) any act or omission of the Administrator in carrying out its duties hereunder or as a result of the Administrator’s reliance upon any instructions, notice or instrument that the Administrator reasonably believes is genuine and signed or presented by an Authorized Person; provided that this indemnification shall not apply to the extent any such loss, damage or expense is caused by or arises from the Administrator’s bad faith or gross negligence in the performance of the Services; (ii) any violation by any Fund or the Investment Manager of any applicable investment policy, law or regulation, (iii) any misstatement or omission in the Offering Memorandum or any Fund Data; (iv) any breach by a Fund of any representation, warranty or agreement contained in this Agreement; (v) any act or omission of a Fund, an underlying fund, a Fund’s former administrator, a Special Third Party Vendor or a Fund’s other service providers (such as custodians, prime brokers, transfer agents, investment advisors and sub-advisers); (vi) any pricing error caused by the failure of a Fund’s Investment Manager or sub-adviser to provide a trade ticket or for incorrect information included in any trade ticket; (vii) any side pocket or side letter arrangement between an investor in a Fund and the Fund or its sponsor; or (viii) any act or omission of the Administrator as a result of the Administrator’s compliance with applicable anti-money laundering legislation and regulations, including, but not limited to, returning an investor’s Investment or restricting the payment of redemption proceeds.

5.08	The indemnification rights afforded to Administrator hereunder shall include the right to reasonable advances of defense expenses on an as-incurred basis in the event of any pending or threatened litigation or Action with respect to which indemnification hereunder may ultimately be merited, provided that the Administrator shall inform the Fund of the identity of the counsel to be used by the Administrator and the Fund shall have the right to request that the Administrator select different counsel within thirty days following such notice. If in any case a Fund may be asked to indemnify or hold the Administrator harmless, the Administrator shall promptly advise such Fund of the pertinent facts concerning the situation in question, and the Administrator will use all reasonable care to identify and notify such Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

5.09	A Fund shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If a Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by such Fund and reasonably satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that a Fund elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If a Fund does not elect to assume the defense of a suit, it will advance to the Administrator the fees and expenses of any counsel retained by the Administrator, provided that the Administrator shall inform the Fund of the identity of the counsel to be used by the Administrator and the Fund shall have the right to request that the Administrator select different counsel within thirty days following such notice. None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of the indemnified party without such indemnified party's written consent.

5.10	The provisions of this Section 5 shall survive the termination of this Agreement.

SECTION 6	VALUATION

The Administrator is entitled to rely on the price and value information (hereinafter “Valuation Information”) provided by prior administrators, brokers and custodians, investment advisors (including, without limitation, the Investment Manager), an underlying fund in which a Fund invests, if applicable, or any third-party pricing services selected by the Administrator, the Investment Manager or a Fund (collectively hereinafter referred to as the “Pricing Sources”) in order to calculate a Fund’s aggregate NAV (and the value of interest holders’ capital accounts based upon such valuation).  The Administrator shall have no obligation to obtain Valuation Information from any sources other than the Pricing Sources, and may rely on estimates provided by the Investment Manager or the applicable underlying fund.  In the event that the Investment Manager does not provide a timely value for an underlying fund, the Administrator shall have the right to use the prior month’s valuation in its calculation of the current month’s NAV, and the Administrator shall have no liability and shall be indemnified by the applicable Fund in connection with such action.  The Administrator shall have no liability or responsibility for the accuracy of the Valuation Information provided by a Pricing Source or the delegate of a Pricing Source and the applicable Fund shall indemnify and defend the Administrator against any loss, damages, costs, charges or reasonable counsel fees and expenses in connection with any inaccuracy of such Valuation Information.  No Fund shall use Valuation Information for any purpose other than in connection with the Services and in accordance with the provisions of this Agreement.

SECTION 7	Allocation of Charges and Expenses

7.01	The Administrator. The Administrator shall furnish at its own expense the personnel necessary to perform its obligations under this Agreement.

7.02	Fund Expenses. Each Fund assumes and shall pay or cause to be paid all expenses of such Fund not otherwise allocated in this Agreement, including, without limitation, organizational costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, Offering Memorandum, statements of additional information, proxy solicitation and tender offer materials, and notices to existing Interest holders; all expenses incurred in connection with issuing and redeeming Interests; the costs of Pricing Sources; the costs of loan credit activity data; the costs of escrow and custodial services; the costs of document retention and archival services, the costs of responding to document production requests; the cost of initial and ongoing registration of the Interests under Federal and state securities laws; fees and out-of-pocket expenses of directors; the costs of directors’ meetings; insurance; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of service providers to such Fund. Each Fund shall reimburse the Administrator for its reasonable costs and out-of-pocket expenses incurred in the performance of the Services, including all reasonable charges for independent third party audit charges, printing, copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties. In the event that the Administrator receives any rebate from a Special Third Party Vendor in connection with the services provided by such Special Third Party Vendor on behalf of the Fund, the Administrator shall pass through such rebate to the applicable Fund.

SECTION 8	COMPENSATION

8.01	Fees. Each Fund shall pay to the Administrator, as compensation for the services performed and the facilities and personnel provided by the Administrator pursuant to this Agreement, as set forth in the written fee schedule mutually agreed upon from time to time by the parties. No Fund shall have a right of set-off. The fees set forth herein are determined based on the characteristics of each Fund as of the Effective Date. Any material change to the characteristics of a Fund may give rise to an adjustment to the fees set forth in this Agreement. In the event of such a change, the parties shall negotiate any adjustment to the fees payable hereunder in good faith; provided, however, that if the parties cannot in good faith agree on such adjustment to the fees within a reasonable period of time, the Administrator may terminate this Agreement upon ninety days prior written notice. Each Fund shall pay the Administrator’s fees monthly in U.S. Dollars, unless otherwise agreed to by the parties. If this Agreement becomes effective subsequent to the first day of any calendar month or terminates before the last day of any calendar month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the written agreement among the parties contemplated above. The Funds agree to pay interest on all amounts past due in an amount equal to the lesser of the maximum amount permitted by applicable law or the monthly rate of one and one-half percent (1½%) times the amount past due multiplied by the number of whole or partial months from the date on which such amount was first due up to and including the day on which payment is received by the Administrator.

8.02	Adjustment of Fees. The Funds acknowledge that from time to time after the first anniversary of the Effective Date, Administrator may increase all non-asset based Fees upon thirty days written notice to the Funds, in an amount equal to the greater of: (a) three percent; or (b) the percentage increase in the CPI since the Effective Date of the first such increase and since the date of the immediately preceding increase with respect to all subsequent increases; provided, however, that Administrator may not increase the Fees more than one time during any twelve-month period. Notwithstanding the above, in the event of an increase to Administrator’s costs for Special Third Party Services, Administrator may at any time upon thirty days written notice increase the Fees applicable to such Special Third Party Services, provided, that such fee increase will not exceed the applicable percentage increase in costs incurred by Administrator with respect to such Special Third Party Services.

SECTION 9	DURATION AND TERMINATION

9.01	Term and Renewal. This Agreement shall become effective as of the Effective Date and shall remain in effect through and until July 31, 2015 (the “Initial Term”), and thereafter shall automatically renew for successive one year terms (each such period, a “Renewal Term”) unless terminated by any party giving written notice of non-renewal at least ninety days prior to the last day of the then current term to each other party hereto.

9.02	Termination for Cause.

9.02.01.	This Agreement may be terminated by any party giving at least thirty days prior notice in writing to the other parties if at anytime the other party or parties have been first (i) notified in writing that such party shall have materially failed to perform its duties and obligations under this Agreement (such notice shall be of the specific asserted material breach) (“Breach Notice”) and (ii) the party receiving the Breach Notice shall not have remedied the noticed failure within thirty days after receipt of the Breach Notice requiring it to be remedied.

9.02.02.	This Agreement may be terminated by any party giving ninety days prior notice in writing to the other parties prior to the Liquidation (as hereinafter defined) of a Fund. For purposes of this Section 9.02.02 the term “Liquidation” shall mean a transaction in which all the assets of a Fund are sold or otherwise disposed of and proceeds there from are distributed in cash to the Interest holders in complete liquidation of the interests of Interest holders in such Fund. A termination pursuant to this Section 9.02.02 shall be effective as of the date of such Liquidation. Notwithstanding the foregoing, the right to terminate set forth in this Section 9.02.02 shall not relieve the liquidating Fund of its obligation to pay the fees set forth on the written agreement contemplated in Section 8.01 for the remainder of the ninety day period set forth in this Section 9.02.02, which amount shall be payable prior to the effective date of such Liquidation.

9.02.03.	If the Administrator is unable to successfully convert any Fund to its operational environment within a reasonable period of time following the Effective Date due to untimely, inaccurate or incomplete Fund Data, the Administrator shall have the right to terminate this Agreement, in its entirety or solely with respect to such Fund, upon written notice and such termination shall be effective upon the date set forth in such notice.

9.02.04.	Notwithstanding anything contained in this Agreement to the contrary, in the event of a merger, acquisition, change in control, re-structuring, re-organization or any other decision involving a Fund or any affiliate (as defined in the 1940 Act) of a Fund that causes such Fund to cease to use the Administrator as a provider of the Services in favor of another service provider prior to the last to occur of (a) the date that is the fifth anniversary of the Live Date and (b) the expiration of the then current term of this Agreement, the Administrator shall use reasonable efforts to facilitate the deconversion of the Funds to such successor service provider; provided, however that the Administrator makes no guaranty that such deconversion shall happen as of any particular date. In connection with the foregoing and prior to the effective date of such deconversion, the deconverting Funds shall pay to the Administrator (1) all fees and other costs as set forth in the written agreement contemplated in Section 8.01 as if the Administrator had continued providing Services until the expiration of the then current term and calculated based upon the assets of the deconverting Fund on the date notice of termination in accordance with this Section was given. This Agreement shall terminate effective as of the conclusion of the deconversion as set forth in this Section.

9.03	Effect of Termination.

9.03.01.	The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto prior to such termination.

9.03.02.	After termination of this Agreement and upon payment of all accrued fees, reimbursable expenses and other moneys owed to the Administrator, the Administrator shall deliver to the applicable Fund, or as it shall direct, all books of account, records, registers, correspondence, documents and assets relating to the affairs of or belonging to such Fund in the possession of or under the control of the Administrator or any of its agents or delegates.

9.03.03.	In the event any and all accrued fees, reimbursable expenses and other moneys owed to the Administrator hereunder remain unpaid in whole or in part for more than thirty days past due, the Administrator, without further notice, may take any and all actions it deems necessary to collect such amounts due, and in the event that the parties incur legal costs in pursuing and defending such claims, the non-prevailing party shall be responsible for any and all costs and fees associated with such claim paid by the prevailing party, including, without limitation, administrative costs, attorneys fees, court costs, collection agencies or agents and interest.

9.03.04.	Notwithstanding the foregoing, in the event this Agreement is terminated and for any reason the Administrator, with the written consent of the applicable Fund, in fact continues to perform any one or more of the services contemplated by this Agreement, the pertinent provisions of this Agreement, including without limitation, the provisions dealing with payment of fees and indemnification shall continue in full force and effect. The Administrator shall be entitled to collect from the Funds, in addition to the compensation described in the written agreement contemplated in Section 8.01, the amount of all of the Administrator’s expenses in connection with the Administrator’s activities following such termination, including without limitation, the delivery to the applicable Fund and/or its designees of such Fund's property, records, instruments and documents.

SECTION 10	CONFLICTS OF INTEREST

10.01	Non-Exclusive. The services of the Administrator rendered to any Fund are not deemed to be exclusive. The Administrator is free to render such services to others. The Administrator shall not be deemed to be affected by notice of, or to be under any duty to disclose to any Fund or Person acting on such Fund’s behalf, information which has come into its possession or the possession of an Interested Party in the course of or in connection with providing administrative or other services to any other Person or in any manner whatsoever other than in the course of carrying out its duties pursuant to this Agreement.

10.02	Rights of Interested Parties. Subject to applicable law, nothing herein contained shall prevent:

10.02.01.	an Interested Party from buying, holding, disposing of or otherwise dealing in any Interests for its own account or the account of any of its customers or from receiving remuneration in connection therewith, with the same rights which it would have had if the Administrator were not a party to this Agreement; provided, however, that the prices quoted by the Administrator are no more favorable to the Interested Party than to a similarly situated investor in or redeeming holder of Interests;

10.02.02.	an Interested Party from buying, holding, disposing of or otherwise dealing in any securities or other investments for its own account or for the account of any of its customers and receiving remuneration in connection therewith, notwithstanding that the same or similar securities or other investments may be held by or for the account of any Fund; the Administrator represents to such Fund that the Administrator has sufficient compliance policies and procedures, to protect the confidentiality of the Fund’s position and trading information and to prevent Interested Parties from trading based on knowledge of the Fund’s positions or trades and from the dissemination of that information to others.

10.02.03.	an Interested Party from receiving any commission or other remuneration which it may negotiate in connection with any sale or purchase of Interests or Investments effected by it for the account of any Fund; provided, however, that the amount of such commission or other remuneration is negotiated at arm’s length; and

10.02.04.	an Interested Party from contracting or entering into any financial, banking or other transaction with any Fund or from being interested in any such contract or transaction; provided, however, that the terms of such transaction are negotiated at arm's length.

SECTION 11	Confidentiality

11.01	Confidential Information. The Administrator and each Fund (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Administrator and any Fund (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or with respect to the Administrator as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) shall take all Reasonable Steps (as hereinafter defined) to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, “Reasonable Steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

The term “Confidential Information,” as used herein, means any of the Disclosing Party’s proprietary or confidential information including, without limitation, the terms of (or any exercise of rights granted by) this Agreement, technical data; position and trade information, trade secrets; know-how; business processes; product plans; product designs; service plans; services; customer lists and customers; markets; software; developments; inventions; processes; formulas; technology; designs; drawings; and marketing, distribution or sales methods and systems; sales and profit figures or other financial information that is disclosed, directly or indirectly, to the Receiving Party by or on behalf of the Disclosing Party, whether in writing, orally or by other means and whether or not such information is marked as confidential.

11.02	Exclusions. The provisions of this Section 11 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

11.03	Permitted Disclosure. The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 11, and shall be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all Persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 11. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such Persons.

11.04	Effect of Termination. Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Administrator shall have no obligation to return or destroy Confidential Information of a Fund that resides in save tapes of Administrator; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Section 11 for so long as it is so retained. The Administrator agrees to return to the Fund or make available to a subsequent administrator hired by the Fund all information that constitutes the legally-required books and records of the Fund in accordance with Section 9.03.02. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this Section 11.04.

SECTION 12	privacy

12.01	To the effect the purposes of this Agreement, each Fund may from time-to-time provide Administrator with certain nonpublic personal information as defined by the Gramm-Leach-Bliley Act of 1999 and the rules and regulations promulgated thereunder (collectively, the “Gramm Leach Act”) as well as applicable state privacy laws. The Funds shall only provide Administrator with nonpublic personal information as is necessary for the Administrator to perform under this Agreement. To protect the privacy of nonpublic personal information received from the Funds or customers of a Fund (“NPI”), Administrator shall for so long as it retains nonpublic personal information:

(a)	maintain the confidentiality of the NPI as set forth in Section 12 of this Agreement; and

(b)	implement appropriate administrative, technical and physical safeguards designed to ensure the security and confidentiality of NPI, protect against any anticipated threats or hazards to the security or integrity of such NPI and protect against unauthorized access to or use of such NPI that could result in substantial harm or inconvenience to the Fund or a customer of the Fund.

12.02	The Administrator will notify a Fund in the event there is a breach of its policies, which result in unauthorized access to or use of the Fund or its customer’s NPI. The parties agree to work together to respond to and resolve such incidents as may be necessary.

SECTION 13	Miscellaneous provisions

13.01	Internet Access. Data and information may be made electronically accessible to a Fund, its adviser and/or sub-adviser(s) and its investors through Internet access to one or more web sites provided by the Administrator (“Web Access”). As between any Fund and the Administrator, the Administrator shall own all right, title and interest to such Web Access, including, without limitation, all content, software, interfaces, documentation, data, trade secrets, design concepts, “look and feel” attributes, enhancements, improvements, ideas and inventions and all intellectual property rights inherent in any of the foregoing or appurtenant thereto including all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, the “Proprietary Information”). Each Fund recognizes that the Proprietary Information is of substantial value to the Administrator and no Fund shall use or disclose the Proprietary Information except as specifically authorized in writing by the Administrator. Use of the Web Access by a Fund or its agents or investors will be subject to any additional terms of use set forth on the web site. All Web Access and the information (including text, graphics and functionality) on the web sites related to such Web Access is presented “as is” and “as available” without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. The Administrator neither warrants that the Web Access will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Access.

13.02	Independent Contractor. In making, and performing under, this Agreement, the Administrator shall be deemed to be acting as an independent contractor of each Fund and neither the Administrator nor its employees shall be deemed an agent, affiliate, legal representative, joint venturer or partner of any Fund. No party is authorized to bind any other party to any obligation, affirmation or commitment with respect to any other Person.

13.03	Assignment; Binding Effect. No party may assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of such party’s obligations hereunder, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party’s successors and permitted assigns. Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

13.04	Agreement for Sole Benefit of the Administrator and the Funds. This Agreement is for the sole and exclusive benefit of the Administrator and the Funds and will not be deemed to be for the direct or indirect benefit of either (i) the clients or customers of the Administrator or any Fund or (ii) the Investment Manager. The clients or customers of the Administrator or any Fund will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Administrator by reason of this Agreement and, pursuant to Section 5.07 of this Agreement, each party hereto agrees to indemnify and hold harmless each other party from any claims of its clients or customers against each other party including any attendant expenses and attorneys’ fees, based on this Agreement or the services provided hereunder.

13.05	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the nonexclusive jurisdiction of the state courts of the State of New York or the United States District Courts for the Southern District of New York for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement, and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

13.06	Equitable Relief. Each party agrees that any other party’s violation of the provisions of Section 11 (Confidentiality) may cause immediate and irreparable harm to the other party for which money damages may not constitute an adequate remedy at law. Therefore, the parties agree that, in the event either party breaches or threatens to breach said provision or covenant, the other party shall have the right to seek, in any court of competent jurisdiction, an injunction to restrain said breach or threatened breach, without posting any bond or other security.

13.07	Dispute Resolution. Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers. This Section 12.07 shall not prohibit either party from seeking, at any time, equitable relief as permitted under Section 12.06.

13.08	Notice. All notices provided for or permitted under this Agreement (except for correspondence between the parties related to operations in the ordinary course) shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below, or at such other address of such party specified in the opening paragraph of this Agreement. Notices to the Administrator shall be sent to the attention of: General Counsel, SEI Investments Global Funds Services, One Freedom Valley Drive, Oaks, Pennsylvania 19456, with a copy, given in the manner prescribed above, to the applicable Fund’s current relationship manager. Notices to a Fund shall be sent to the persons specified in Schedule IV.

13.09	Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.

13.10	Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

13.11	Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

13.12	Anti-Money Laundering Laws. Each Fund shall be solely responsible for its compliance with applicable anti-money laundering legislation and regulations, and the Administrator shall not be obligated to perform any services in connection therewith. Notwithstanding the foregoing, it shall be a condition precedent to providing the Services to any Fund under this Agreement that the Administrator is satisfied, in its absolute discretion, that it has sufficient and appropriate information to discharge its obligations under applicable anti-money laundering legislation and regulations. Without in any way limiting the foregoing, each Fund acknowledges that the Administrator is authorized to return an investor’s Investment in any Fund and take any action necessary to restrict repayment of redemption proceeds so as to comply with its obligations pursuant to the applicable law.

13.13	Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

13.14	Equipment Failures. In the event of equipment failures beyond the Administrator’s control, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

13.15	Non-Solicitation. During the term of this Agreement and for a period of one year thereafter, neither party shall solicit, make an offer of employment to, hire, or enter into a consulting relationship with, any person who was an employee of the other party during the term of this Agreement. If a party breaches this provision, such party shall pay to the other party liquidated damages equal to 100% of the most recent twelve month salary of the aggrieved party’s former employee together with all legal fees reasonably incurred by the aggrieved party in enforcing this provision. The foregoing restriction on solicitation does not apply to unsolicited applications for jobs, responses to public advertisements or candidates submitted by recruiting firms, provided that such firms have not been contacted to circumvent the spirit and intention of this Section 12.15.

13.16	Headings. All Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

13.17	Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

13.18	Publicity. Except to the extent required by applicable law, neither the Administrator nor any Fund shall issue or initiate any press release arising out of or in connection with this Agreement or the Services rendered hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

FUNDS:	ADMINISTRATOR:

CAMPBELL FUND TRUST	SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:
Name:
Title:	By:
Name:
By:	Title:
Name:
Title:

CAMPBELL MULTI-STRATEGY TRUST

By:	SEI GLOBAL SERVICES, INC.
Name:
Title:

By:	By:
Name:	Name:
Title:	Title:

CAMPBELL GLOBAL TREND FUND, L.P.
By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I

Funds/Segregated Accounts

Fund or Segregated Account	Jurisdiction of Formation	Investment Manager	SEI Administrator

Campbell Fund Trust	Delaware	Campbell & Company, Inc.	SEI Global

Campbell Multi-Strategy Trust	Delaware	Campbell & Company Investment Adviser, LLC	SEI GFS

Campbell Global Trend Fund, L.P.	Delaware	Campbell & Company, Inc.	SEI Global

SCHEDULE II

List of Services

NOTE: SEI is under no duty to supervise a Fund’s investments, or to advise or make any recommendation to a Fund with respect to the purchase or sale of any securities, funds or cash investments or movements.

I.	PORTFOLIO ACCOUNTING SERVICES

Portfolio Accounting Services	Administrator Services	Fund Responsibility
Trade Capture

•     Set up and maintain securities in the Administrator’s portfolio accounting system

•     Pre-process trade files for automated trade processing, if applicable

•     Record trade activity in the portfolio accounting system on a daily basis as reported by the investment manager or sub-adviser

•     Provide trade activity details in electronic format, on a daily basis

•     Notify the Administrator prior to any contemplated changes in the format, timing, delivery or content of trade files

•     Provide a daily operations contact person to whom the Administrator should direct queries on trade activity

Income Accruals	• Calculate, accrue and verify interest and amortization accruals for fixed income instruments for each valuation date

Corporate Action Activity Processing	• Independently apply corporate actions to securities held in the portfolio on a daily basis via standard 3rd party independent pricing agents, when available, for each valuation date

Bank Loan Activity Processing

•     Independently apply global and position level activity for syndicated bank loan securities on a daily basis via notices received directly from agent banks, or 3rd party providers

•     Apply global and position level activity for private loans on a daily basis via information provided by the investment manager

•     Verify open income accruals for loan securities at each valuation date to a secondary source, where available

• Provide activity details for loan information not available from a 3rd party source. i.e.-private loans and loan origination

Prime Broker / Custodian Reconciliation

•     Reconcile portfolio cash and security balances and activity between a Fund's trading account(s) at the prime broker/custodian and the Administrator’s portfolio accounting system on a daily basis

•     Identify and label each reconciliation break with its date of occurrence and cause

•     Research and resolve reconciliation breaks with the prime broker/custodian and the Investment Manager

•     Correct breaks identified during the reconciliation process in the Administrator’s portfolio accounting system

•     Authorize and ensure daily access or reporting for a Fund's trading account activity and balances at the prime broker/custodian to the Administrator

•     Ensure adequate and complete transaction and balance reporting details to the Administrator

•     Provide an operations contact person to whom the Administrator should direct queries on reconciliation issues

•     Notify the Administrator in advance of new trading accounts or changes to an existing trading account

Month-end Valuation

•     Apply prices and foreign exchange rates to securities held in the portfolio via standard 3rd party independent pricing agents in accordance with a Fund’s pricing policy for each valuation date

•     Apply prices to securities held in the portfolio provided by the Investment Manager or a Fund’s pricing committee in accordance with such Fund’s pricing policy for each valuation date

•     Ensure pricing completeness for each valuation date

•     Perform internal pricing controls and procedures as outlined in the Administrator’s pricing and valuation policy

•     Provide timely prices or other changes to market value to the Administrator for positions that are "manager marked" or “committee based” for each valuation date

•     Provide written backup and data inputs to support the valuation of “manager marked” and “committee based” securities for each valuation date.

•     Review and provide written approval of portfolio positions & prices for each valuation date in accordance with the agreed upon timeline

II.	DAILY PROFIT & LOSS

Daily Profit & Loss	SEI Responsibility	Fund Responsibility
Daily Pricing

•     Apply security prices and foreign exchange rates to securities held in the portfolio on a daily basis via 3rd party pricing agents

•     Apply broker quotes and investment manager supplied prices on a daily basis, as required

•     Ensure pricing completeness on a daily basis

• Provide broker quotes and manager supplied prices on a daily basis in electronic format, if applicable

P&L reporting	• Generate daily profit and loss by security and perform reasonableness reviews • Provide daily profit and loss reporting at the security, account and group level

III.	FUND ACCOUNTING SERVICES

Fund Accounting Services	Administrator Services	Fund Responsibility
Capital Activity

•     Record and reconcile net investor capital activity in the Administrator’s accounting system as reported by a Fund's transfer agent

•     Record and reconcile net capital activity between fund structure entities (i.e.-master/feeder, etc) as reported by a Fund

• Provide net capital activity to the Administrator • Provide capital activity between fund structure entities in writing (i.e. master / feeder activity, fund of fund rebalancing, etc.)

Expense Budget	• Prepare and maintain annual expense budget for fixed (budgeted) expenses and organizational costs	• Review and approve annual expense budget for fixed expenses & organizational costs • Review and approve proposed changes to the expense budget accruals, as deemed necessary

Operating Account Reconciliation

•     Reconcile cash balances and cash activity (including cash equivalents) between a Fund's operating account(s) and the Administrator’s accounting system

•     Identify and label each reconciliation break with its date of occurrence and cause

•     Research and resolve reconciliation breaks with the prime broker/custodian/bank and the Investment Manager

•     Correct breaks identified during the reconciliation process in the Administrator’s accounting system

•     Authorize and ensure access or reporting for a Fund's operating account activity and balances at the prime broker/custodian/bank to the Administrator

•     Provide an operations contact person to whom the Administrator should direct queries on reconciliation issues

•     Notify the Administrator in advance of new operating accounts added or changes to an existing operating account

Expense Calculations and Accruals

•     Accrue fixed expenses and organizational costs for a Fund based upon the established budget provided by a Fund

•     Calculate and accrue asset based fees for a Fund, as applicable in accordance with the 3rd party contractual agreements

•     Calculate and accrue management fee for each class/series of shares outstanding and each investor capital account, in accordance with a Fund's legal operating terms & side letter agreements, as applicable

•     Calculate and accrue incentive/performance fee for each class/series of shares outstanding and each investor capital account, in accordance with a Fund's legal operating terms and side letter agreements between an investor and the Fund, as applicable

•     Calculate and apply incentive/performance fee equalization adjustments to investor accounts, as applicable

•     Calculate and accrue Fund expense limitations/caps in accordance with a Fund legal operating terms, as applicable

•     Provide clarification on interpretation of asset based or incentive based fee calculations as documented in a Funds legal operating documents, if requested by the Administrator

•     Provide side letter agreements related to unique management and/or incentive fee terms between a Fund and an investor

•     Track side letter agreements and associated rebates and/or adjustments that do not exist between a Fund and an investor (i.e. between the investor or distributor and the management company/ general partner)

Income/Expense Allocations	• Allocate income and expense to each class and series of shares outstanding, as applicable in accordance with a Fund's legal operating terms	• Provide side letter agreements related to uneven allocation of income or expenses

NAV Calculation (Dealing NAV)	• Calculate the net asset value (“NAV”) of a Fund and for each class and series of shares outstanding, as applicable in accordance with a Fund's legal operating terms for each valuation date	• Provide written approval of a Fund's NAV for each valuation date in accordance with the agreed upon timeline

3rd Party Reporting

•     Prepare and distribute Fund NAVs and other financial information to the regulatory agency for a Funds jurisdiction or a Fund’s listing agent, if applicable

•     Prepare and distribute Fund financial information to a 3rd party as instructed and authorized by a Fund

•     Timely notification of any changes to jurisdictional registration of a Fund

•     Provide written instruction to the Administrator in order to distribute Fund NAVs or other requested financial information to a 3rd party

IV.	ADMINISTRATION SERVICES

Fund Administration Services	Administrator Services	Fund Responsibility
Board Support

•     Provide financial information for board meetings, as requested, in an agreed upon format

•     Attend meetings, if requested and provided that the Administrator’s out-of-pocket expenses are reimbursed by the applicable Fund

• Provide the request for information in a specified format and/or participation in a timely manner prior to such board meeting

Audit Support

•     Coordinate audits and timelines with Fund auditors and a Fund’s Manager/Sponsor including hosting on-site visits to the Administrator

•     Provide quarterly review support for form 10-Q filings

•     Provide standard data extracts from the Administrator’s accounting systems to a Fund's audit firm

•     Provide book basis audit assistance schedules to Fund's audit firm

•     Prepare 1st draft of audited financial statements and footnotes utilizing template provided by audit firm in accordance with AICPA guidelines and prior years completed financial statements

•     Distribute a copy of the final audited financial statements to 3rd parties as authorized by each Fund. (I.e. sponsoring broker for funds listed with an exchange, regulators for the jurisdiction of the Fund, etc.)

• Engage independent Fund audit firm to perform annual audit function • Ensure that the independent audit firm provides the Administrator with templates of the audited financial statements

Tax Support	• Provide portfolio lot level trade activity for the tax year in electronic format	• Engage tax preparation firm to analyze tax adjustments, perform tax allocations and prepare tax forms for a Fund and it’s partners

Business Continuity and Disaster Recovery Services	• Maintain a business continuity and disaster recovery plan for the Administrator’s operations, systems hardware, software and data

V.	IMPLEMENTATION SERVICES

Implementation Services	Administrator Services	Fund Responsibility
Project Management	• Establish key deliverables and timelines • Establish and maintain project plan • Communicate project status and escalate milestones “at risk” • Coordinate operations units between SEI and a Fund	• Communicate key deliverables and timelines • Provide information requested per target dates established in the project plan • Participate in planning and coordination activities

On boarding Activities

•     Assess operational requirements for each Fund

•     Identify customization, where necessary

•     Determine system platform setup

•     Complete implementation activities that support services required by a Fund

• Provide detailed business requirements

VI.	CONVERSION SERVICES

Conversion Services	Administrator Services	Fund Responsibility
Portfolio Security Balances	• Set up securities and convert security tax lot level balances to the Administrator’s portfolio accounting system that correspond to the last “official” month-end NAV “as of” the most recent valuation date prior to the Administrator becoming the official books and records for each Fund

•     Provide accurate and complete security holdings information and tax lot level balances by the date requested

•     Ensure that the total amount, cost and market value of the portfolio securities reconcile to the financial statements and prime broker(s) counterparties as of the conversion date

General Ledger Balances	• Convert general ledger balances to the Administrator’s accounting system that correspond to the last “official” month-end NAV “as-of” the most recent valuation date prior to the Administrator becoming the official books and records for each Fund	• Provide accurate and complete general ledger balance information by the date requested • Ensure that the supporting schedules reconcile to the general ledger balances as of the conversion date

VII.	ONLINE REPORTING SOLUTIONS

SEI Manager Dashboard	SEI Responsibility	Fund Responsibility
Implementation

•     Aggregate and consolidate data from source systems based upon service levels of outsourcing agreement with SEI

•     Provide web-based reporting to investment managers for access to fund, position, and transaction data from source systems

•     Provide flexible reporting tool which allows users to customize reports

•     Provide online document retrieval tool via the SEI manager dashboard

•     Set up and configure investment manager users and provide training

• Provide users and their permissions to be set-up • Provide requirements for initial configuration

Production	• Create and maintain users and entitlements on the website • Maintain daily controls and reconciliation of data loaded to the data warehouse from the source systems	• Provide any ongoing user permission changes or new user setups

VIII	REGISTERED FUND SERVICES

Registered Fund Services	Administrator Services	Fund Responsibility
Seed Audit	Provide guidance on preparation and format of Seed audit financials and filing with the SEC	Coordinate filing of Seed audit financials with the SEC

Regulatory Filings

N-Q: Prepare and file quarterly SOI with the SEC and provide sub-certification to Fund’s CCO

N-SAR: Supply required financial information for the completion of the semi-annual and annual N-SAR questionnaire and coordinate filing with the SEC

N-CSR: Supply sub-certification on the semi-annual and annual N-CSR to the Fund’s CCO and coordinate filing with the SEC

N-PX: Coordinate the EDGAR filing with the printing vendor

N-2 & POS-AMI: Provide and/or verify financial information available from the Fund’s books and records

10-Q: Provide and/or verify financial information available from the Fund’s books and records

10-K: Provide and/or verify financial information available from the Fund’s books and records

N-Q: Review and approve SOI and provide certification for SEC filing

N-SAR: Provide responses on demographic questions and review and approve document for SEC filing

N-CSR: Provide Directors’ certification for SEC filing

N-PX – Gather all required information for the filing; Coordinate with Fund’s legal counsel to prepare and file annual proxy report

N-2 & POS-AMI: Manage the production process and EDGAR review

10-Q: Manage the production process and EDGAR review

10-K: Manage the production process and EDGAR review

Coordinate and file security count testing with Fund auditors and legal counsel

Financial Statements	Prepare annual, semi-annual, and/or quarterly financial statements, as required. Quarterly financial statement preparation will be provided solely as necessary in connection with a Fund’s required 10-Q filings and will be provided within 13 days of period end.	Review, provide feedback and approve financial statements prior to distribution

Schedule III

Reserved

Schedule IV

Notice Instruction Form

TO WHOM NOTICES SHOULD BE SENT PURSUANT TO SECTION 12.08 OF THE AGREEMENT (ONE CONTACT PER FUND PARTY, PLEASE):

Name of Party or Parties:	Campbell & Company, Inc.

Name of Contact:	Thomas P. Lloyd, General Counsel

Address:	2850 Quarry Lake Drive, Baltimore, MD 21209

Telephone No.:	410-413-4552

Facsimile No.:	410-413-4652

Email Address:	tom.lloyd@campbell.com

Name of Party or Parties:	Campbell & Company Investment Adviser, LLC

Name of Contact:	Gregory T. Donovan, Chief Financial Officer

Address:	2850 Quarry Lake Drive, Baltimore, MD 21209

Telephone No.:	410-413-2654

Facsimile No.:	410-413-2754

Email Address:	greg.donovan@campbell.com